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                           CERTIFICATE OF AMENDMENT

                                    OF THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                            S.M.A. REAL TIME INC.

  Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

  (1) The name of the corporation is:

                            S.M.A. REAL TIME INC.

  (2) The certificate of incorporation was filed by the Department of State on the 26th day of May, 1993 and was amended by Certificate of Amendment filed by the Department of the State on the 19th day of October, 1998 and by a second Certificate of Amendment filed by the Department of State on the 15th day of April, 1999.

  (3) The certificate of incorporation is hereby amended to effect the following change(s):

  To authorize the corporation to issue 10,000,000 shares of Preferred Stock.

  Currently the corporation is authorized to issue 50,000,000 shares of Common Stock. In addition, the corporation wishes authorization to issue 10,000,000 shares of Preferred Stock at a par value of $.0001 per share. None of the Preferred Stock will be issued at this time. In order to accomplish the foregoing, paragraph fifth shall be amended to read as follows:

  FIFTH: The aggregate number of shares which the corporation shall have the authority to issue is 60,000,000, consisting of 50,000,000 shares of Common Stock at $.0001 par value ("Common Stock") and 10,000,000 shares of Preferred Stock at $.0001 par value ("Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board") is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and the relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

  A. the designation of the series, which may be by distinguishing number, letter or title;

  B. the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase (but not above the total number of


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authorized shares of the class) or decrease (but not below the number of shares thereof then outstanding);

  C. whether dividends, if any, shall be cumulative or noncumulative and the rights with respect to dividends of the series;

  D. the redemption rights and price or prices, if any, for shares of the series;

  E. the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

  F. the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

  G. whether the shares of the series shall be convertible into shares of any other class or series, or any other security of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

  H. restrictions on the issuance of shares of the same series or of any other class or series; and

  I. the voting rights, if any, of the holders of shares of the series.

  The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

  (4) The above amendment to the certificate of incorporation was authorized by vote of the board of directors followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, this certificate has been subscribed by the undersigned who affirm(s) that the statements made herein are true under the penalties of perjury.

DATED: June 8, 1999

s/Michael Morrissey                          s/David Satin
-------------------                          -------------
Michael Morrissey, President                  David Satin, Secretary


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                           CERTIFICATE OF AMENDMENT

                                    OF THE

                         CERTIFICATE OF INCORPORATION

                                      OF

                            S.M.A. REAL TIME INC.

              Under Section 805 of the Business Corporation Law







FILER:

CHARLES W. WEISS

84 WOOSTER STREET-SUITE 203

NEW YORK, NEW YORK 10012